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                                                                   EXHIBIT 99.0


                        ENGINEERED SUPPORT SYSTEMS, INC.

                               STOCK PURCHASE PLAN
                           FOR NON-EMPLOYEE DIRECTORS


         1. PURPOSE AND NATURE OF PLAN. The purpose of this Stock Purchase Plan for Non-Employee Directors (the "Plan") of Engineered Support Systems, Inc. (the "Company") is to provide a means by which individuals serving as directors of the Company who are not otherwise employees thereof ("Non-Employee Directors") may increase their proprietary interest in the success and progress of the Company through ownership of additional shares of the Company's Common Stock, par value $0.01 ("Stock").

         2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided that the Committee shall not have the authority to take any action or make any determination that would materially increase the benefits of participants under the Plan. The determination of the Committee in the administration of the Plan shall be conclusive and binding upon all persons including, without limitation, the Company, its shareholders and persons granted benefits under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Plan. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Missouri.

         3. PARTICIPATION IN THE PLAN. All Non-Employee Directors of the Company shall be eligible to participate in the Plan. Participation in the Plan is entirely voluntary.

         4.   SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 6, an aggregate of 25,000 shares of the Stock shall be available for issuance under the Plan. The Stock issued under the Plan shall be made available from authorized but unissued shares. All shares of Stock issued under the Plan shall count against this limitation.

         5.   STOCK UNIT FEE DEFERRALS.

              (a) ELECTIVE DEFERRALS. A Non-Employee Director may elect on a deferral election form to have his or her director fees deferred under this Section (an "Elective Deferral"). An election to defer directors' fees (including retainer fees and fees for meetings of the Board (or committees thereof)) shall continue in effect until changed in writing on a subsequent deferral election form delivered to the Committee or its delegate.


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         Elective Deferrals shall be credited to the account of each
         Non-Employee Director as of the last day of the month in which the related directors' fee was due to be paid to the Non-Employee Director.

              (b) VESTING. A Non-Employee Director shall be fully vested in his or her Elective Deferrals at all times.

              (c) STOCK UNITS. The Elective Deferrals shall be credited to the Non-Employee Director's stock unit account and shall be recorded as stock units. A Non-Employee Director's account shall be credited, with respect to each monthly deferral, with that number of whole stock units which is equal to the total dollar amount of Elective Deferrals for such month, including any carryover of fractional cash from the prior month, divided by the last sale price of a share of Stock as reported by the NASDAQ National Market System on the last business day of such month, or if no such sale price is reported on that day, the next preceding day for which a sale price is reported. No fractional stock units shall be credited; any portion of the cash balance not converted to stock units shall be carried over. Notwithstanding the above, the Committee in its discretion may establish a different pricing date for any creditation of stock units. Each stock unit shall represent the obligation of the Company to transfer one share of Stock to the Non-Employee Director at the time provided in paragraph (d) below.

              (d) PAYMENT OF BENEFITS. Subject to the provisions of this paragraph, distribution of Elective Deferrals to a Non-Employee Director shall be made as soon as practical following the end of each calendar year for which any such amounts were credited to the Non-Employee Director's account. Distributions shall be made in shares of Stock, equal to the number of stock units credited as of the last day of the month preceding the distribution date; for Non-Employee Directors whose service on the Board terminated during the year, any cash balance remaining shall be paid in cash.

                   Distribution of the account of a deceased Non-Employee Director shall be made to the Non-Employee Director's beneficiary or, in the absence of a designated beneficiary, the Non-Employee Director's legal representative. A Non-Employee Director may designate a beneficiary or change such designation by notice delivered to the Company.

         6. ADJUSTMENT UPON CHANGES IN STOCK. If there shall be any change in the Stock subject to the Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number of shares of Stock subject to the Plan, and the number of shares of Stock subject to stock units, to reflect such changes.

         7. ACCOUNTS NON-ASSIGNABLE AND NON-TRANSFERABLE. Each Non-Employee Director Account and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution. Any attempted sale, pledge, assignment, transfer or other disposition of such account shall be without effect.

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         8.   LIMITATION OF RIGHTS.

              (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of a stock unit, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Non-Employee Director has a right to continue as a Non-Employee Director for any period of time, or at any particular rate of compensation.

              (b) NO SHAREHOLDERS' RIGHTS FOR STOCK UNITS. Except with respect to adjustments upon changes in the Stock as set forth in this Plan, a Non-Employee Director shall have no rights as a shareholder with respect to the shares covered by stock units hereunder until the date of the issuance of a stock certificate therefor.

         9. EFFECTIVE DATE AND DURATION OF PLAN. The Plan shall be effective August 1, 2001. The period during which stock unit grant shall be made under the Plan shall terminate on the date all of the shares of Stock subject to the Plan, as amended, are issued or reserved for issuance with respect to Stock Units credited to Non-Employee Director accounts.

         10. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Board may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders, no revision or amendment shall change the selection or eligibility of Non-Employee Directors to receive stock units under the Plan, the number of shares of Stock subject to any such stock units or the purchase price thereunder, or materially increase the benefits accruing to Non-Employee Directors under the Plan.

         11. NOTICE. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

         12. USE OF PROCEEDS. Cash generated pursuant to the Plan shall constitute general funds of the Company.

         13. TAX REPORTING. The Company shall report the gross income realized by the Non-Employee Director as a result of participation in the Plan, as required by the Internal Revenue Service. Under current law, the Non-Employee Director will recognize gross income when the Non-Employee Director is entitled to the transfer of the Stock. Such gross income will be equal to the fair market value of the Stock distributed, and any fractional cash payment. The fair market value of each share of Stock distributed shall be equal to the last sale price of the Stock as reported by the NASDAQ National Market System on its first trading date in January following each Plan year; but if there should be any material alteration in the present system of reporting sales of such Stock, or if such Stock should no longer be listed by the NASDAQ National Market System, the fair market value of the Stock shall be determined in such a method as shall be specified by the Plan Administrator. The value of the Stock so reported will be the Non-Employee Director's basis in the Stock for determining gain or loss on disposition.

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